CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MB Financial, Inc.

We consent to incorporation by reference in the registration statements (nos. 333-64584, 333-81802, 333-97857 and 333-120270) on Form S-8 of MB Financial, Inc. of our report dated March 3, 2006, except as to the retrospective adoption of Statement of Financial Accounting Standards No. 123R referred to in Note 19, as to which the date is May 30, 2006, relating to the consolidated financial statements and our report dated March 13, 2006 relating to internal control over financial reporting, which appears in this Form 8-K filed on June 1, 2006.

/s/ McGladrey & Pullen, LLP
Schaumburg, Illinois
June 1, 2006

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